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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          PERCEPTRON, INC. ("SELLER")

                                      AND

                         ACOUSTIC MARKET RESEARCH, INC.

                       d/b/a SONORA MEDICAL SYSTEMS, INC.

                                 ("PURCHASER")

                       EFFECTIVE AS OF SEPTEMBER 30, 2000


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                                 TABLE OF CONTENTS

ARTICLE 1 SALE AND PURCHASE OF ACQUIRED ASSETS............................... 1

1.1      Sale and Purchase of Acquired Assets................................ 1
1.2      Excluded Assets..................................................... 2

ARTICLE 2 PURCHASE PRICE..................................................... 2

2.1      Purchase Price...................................................... 2
2.2      Method of Payment .................................................. 2
2.3      Allocation of Purchase Price ....................................... 2

ARTICLE 3 ASSUMED LIABILITIES ............................................... 3

3.1      Assumed Liabilities ................................................ 3

ARTICLE 4 THE CLOSING ....................................................... 3

4.1      Closing and Effective Dates .........................................3

4.2      Actions and Deliveries by Seller and Purchaser at Closing........... 3

ARTICLE 5 REPRESENTATIONS AND WARRANTIES .................................... 4

5.1      Seller's Representations ........................................... 4
5.2      Purchaser's representations ........................................ 7

ARTICLE 6 COVENANTS ......................................................... 8

6.1      Additional Agreements............................................... 8
6.2      Press Releases and Public Announcements............................. 8
6.3      Cooperation in Litigation........................................... 8
6.4      Transfer of Receipts................................................ 8
6.5      Compliance with Bulk Sales Laws..................................... 8
6.6      Updated Information................................................. 8
6.7      Conduct of Seller Prior to Closing.................................. 9
6.8      Conduct of Purchaser after Closing.................................. 9

ARTICLE 7 INDEMNIFICATION ................................................... 9

7.1      Survival ........................................................... 9
7.2      Seller's Indemnity ................................................. 9
7.3      Purchaser's Indemnity .............................................. 9
7.4      Claims for Indemnification .........................................10
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7.5      Limitations on Recovery.............................................11
7.6      Payment ............................................................12

ARTICLE 8 ARBITRATION .......................................................12

8.1      Dispute resolution .................................................12
8.2      Injunctive relief ..................................................13

ARTICLE 9         MISCELLANEOUS PROVISIONS ..................................13

9.1      Complete Agreement..................................................13
9.2      No Waiver...........................................................13
9.3      Discharge, Amendment................................................13
9.4      Notices.............................................................13
9.5      Expenses............................................................14
9.6      Governing Law.......................................................14
9.7      Assignment..........................................................14
9.8      Counterparts and Signature..........................................14
9.9      No Third Party Beneficiaries........................................14
9.10     Construction and Interpretation.....................................14
9.11     Partial Invalidity..................................................15
9.12     Headings............................................................15

SCHEDULES

SCHEDULE 1.1(a) - MACHINERY, EQUIPMENT, FIXTURES, TOOLS, COMPUTERS, AND OTHER TANGIBLE PERSONAL PROPERTY

SCHEDULE 1.1(b) - ACCOUNTS, NOTES RECEIVABLE AND AMOUNTS OWING FOR WORK IN PROCESS AS OF CLOSING DATE

SCHEDULE 1.1(C) - PATENTS, TRADEMARKS, TRADE NAMES, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 1.1(d) - COMPUTER SOFTWARE, PROGRAMS AND DATA BASES

SCHEDULE 1.1(e) - EXECUTORY CONTRACTS AND OTHER OPEN PURCHASE ORDERS

SCHEDULE 1.1(i) - ASSIGNABLE PERMITS, LICENSES, APPROVALS, CERTIFICATIONS AND LISTINGS

SCHEDULE 1.1(j) - CURRENTLY EFFECTIVE LEASES OF EQUIPMENT AND OTHER PERSONAL PROPERTY

SCHEDULE 1.2 - EXCLUDED ASSETS
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SCHEDULE 3.1 - ASSUMED LIABILITIES

SCHEDULE 5.1 (m) - WARRANTY OR GUARANTEE OBLIGATIONS FOR WHICH PURCHASER IS RESPONSIBLE

SCHEDULE 5.1(o) - PURCHASE ORDERS AND CONTRACTS FOR WHICH PURCHASER IS
OBLIGATED

SCHEDULE 5.1(p) - MISCELLANEOUS CONTRACTS FOR WHICH PURCHASER IS OBLIGATED

EXHIBITS

EXHIBIT A - ALLOCATION OF PURCHASED ASSETS

EXHIBIT B - CERTIFICATE OF SELLER

EXHIBIT C - CERTIFICATE OF PURCHASER

EXHIBIT D - GENERAL BILL OF SALE WITH RESPECT TO CERTAIN ASSETS OF PERCEPTRON, INC.

EXHIBIT E - ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT F.1 - SELLER'S OPINION OF COUNSEL ASSET PURCHASE AGREEMENT

EXHIBIT F.2 - PURCHASER'S OPINION OF COUNSEL ASSET PURCHASE AGREEMENT

EXHIBIT G -  GOVERNMENT/REGULATORY APPROVALS

EXHIBIT H -  THIRD PARTY CONSENTS


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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is made and entered into this thirtieth day of September, 2000, by and between Perceptron, Inc. ("Seller"), a Michigan corporation, and Acoustic Market Research, Inc. d/b/a Sonora Medical Systems, Inc. ("Purchaser"), a Colorado corporation. Seller and Purchaser are referred to collectively in this Agreement as the "Parties."

     WHEREAS, Seller is engaged in the business of Measurement and Testing of Medical Ultrasound and Acoustic Equipment and of manufacturing Ultrasound Hydrophones ("Business"); and

     WHEREAS, Seller desires to sell and assign to Purchaser, and Purchaser desires to acquire from Seller, certain assets used in connection with the Business and to assume certain stated liabilities of the Business as set forth in this Agreement;

     NOW, THEREFOR, the Parties, in consideration of the mutual representations, covenants, warranties and agreements set forth herein, and in any agreement executed in connection herewith, hereby agree as follows.

ARTICLE 1 SALE AND PURCHASE OF ACQUIRED ASSETS

     1.1 Sale and Purchase of Acquired Assets. Subject to the terms and conditions set forth in this Agreement Seller shall at Closing sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, substantially all the assets that are currently used, useful, or necessary to operate the Business, as it is now being conducted, ("Purchased Assets") including:

               (a) The machinery, equipment, fixtures, tools, computers, and other tangible personal property set forth on SCHEDULE 1.1(a) of this Agreement;

               (b) All accounts and notes receivable, related to the Business, for work in process as of the Closing Date, as set forth on
                    SCHEDULE 1.1(b) of this Agreement;

               (c) The patents, trademarks, trade names, copyrights, and other intellectual property rights set forth on SCHEDULE 1.1(c) of this Agreement;

               (d) All rights of Seller to computer software (however recorded), programs, and data bases used, useful or necessary to operate the Business, as it is now being conducted, as set forth on SCHEDULE 1.1(d) of this Agreement;



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               (e)  All executory contracts and other open purchase orders and other agreements related to the Business as set forth on
                    SCHEDULE 1.1(e) of this Agreement;

               (f) All drawings, designs, specifications and production data with respect to the Business;

               (g) All of the (i) finished goods, (ii) work in process, raw materials, inventory, products, operating supplies, packaging and shipping materials and (iii) replacement, spare and component parts used in the Business;

               (h) All books and records of Seller relating to the Business including customer and supplier lists, mailing lists, advertising lists, trade secrets, know-how and other proprietary and confidential information of the Business as of the Closing;

               (i) All assignable permits, licenses, approvals, certifications and listings or the like with respect to the Business issued to Seller by any federal, state, local, foreign or other jurisdiction or instrumentality or certification organization as set forth on SCHEDULE 1.1(i) of this Agreement;

               (j) All currently effective leases of equipment and other personal property with respect to the Business as set forth on SCHEDULE 1.1(j) of this Agreement.

     1.2 Excluded Assets. Seller shall retain all assets in connection with the Business, not conveyed above, set forth on SCHEDULE 1.2 ("Excluded Assets").

ARTICLE 2 PURCHASE PRICE

     2.1 Purchase Price. The Purchase Price for the Purchased Assets shall be Two hundred seventy thousand dollars ($270,000) payable at Closing.

     2.2 Method of Payment. The Purchase Price shall be paid by means of a certified or bank cashier's check payable to the order of "Perceptron, Inc." or, at Seller's option, by wire transfer of immediately available funds to an account previously designated by Seller in writing.

     2.3 Allocation of Purchase Price. The Parties acknowledge and agree that the purchase and sale of the Purchased Assets is an "applicable asset acquisition" within the meaning of Section 1060(c) of the Internal Revenue Code of 1986, as amended. The Final Purchase Price shall be allocated among the Purchased Assets as set forth in





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EXHIBIT A and the Parties agree to be bound by and shall file tax returns consistent with such allocations.

ARTICLE 3 ASSUMED LIABILITIES

     3.1 Assumed Liabilities. Purchaser shall assume no liabilities of Seller of any kind or nature, including any debt, obligation, tax or liability, known or unknown, contingent or otherwise, or any obligations related to employees, or former employees, of Seller engaged in the Business except as set forth on
SCHEDULE 3.1 ("Assumed Liabilities"). All liabilities of Seller which are not Assumed Liabilities shall remain the liabilities of the Sellers, which liabilities Seller agrees to pay and discharge in a timely manner.

ARTICLE 4 THE CLOSING

     4.1 Closing and Effective Dates. The transfer of the Purchased Assets by Seller and payment for Purchased Assets by Seller ("Closing") shall take place at 4:00 PM on September 29, 2000 ("Closing Date") at the offices of Seller's Ultrasound Technology Group in Plymouth Meeting, PA , or on such other date or place as is mutually agree to in writing the Parties. The transactions contemplated by this Agreement shall become effective as of 12:00 PM on September 30, 2000. ("Effective Date").

     4.2 Actions and Deliveries by Seller and Purchaser at Closing. At Closing, Seller and Purchaser shall deliver, or cause to be delivered, each of the following documents and any further documents required to effect this Agreement or reasonably requested by either Party:

               (a) A certificate, as set forth in EXHIBIT B, signed by a cognizant representative of Seller confirming that it has taken all corporate action necessary to approve and effect the transactions contemplated by this Agreement;

               (b) A certificate, as set forth in EXHIBIT C, signed by a cognizant representative of Purchaser confirming that it has taken all corporate action necessary to approve and effect the transactions contemplated by this Agreement;

               (c) A Bill of Sale and other appropriate documents of conveyance, satisfactory to Purchaser, as set forth in EXHIBIT D, relating to the Purchased Assets;



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               (d)  Assumptions or other appropriate instruments of acceptance from Purchaser, in a form reasonably acceptable to Seller, as set forth in EXHIBIT E, with respect to all of the Assumed Liabilities;

               (e) An opinion of Counsel from each Party related to the transaction, dated as of the Closing date, as set forth in EXHIBIT F;

               (f) Copies of all governmental or regulatory approvals and actions required to be obtained by Seller or Purchaser in connection with this Agreement by applicable law or regulation as set forth in EXHIBIT G;

               (g) Copies of written consents, in a form satisfactory to Purchaser, from the other parties to all contracts, leases and other agreements to which Seller is a party and which are needed to convey the Purchased Assets, as set forth in EXHIBIT H.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

     5.1 Seller's Representations. Seller represents and warrants to Purchaser as of the date of this Agreement as follows:

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified or licensed as a foreign corporation authorized to do business in all jurisdictions in which the failure to be so qualified would have a materially adverse effect upon the conduct of the Business by Seller or upon its ability to perform any of its obligations under this Agreement.

               (b) Seller has all requisite corporate power and authority and all licenses, franchises, permits and authorizations to own the Purchased Assets being conveyed by this Agreement and to carry on the Business as presently conducted.

               (c) Seller has full corporate power and authority to execute and deliver this Agreement and all related documents and instruments. Seller has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all related documents and instruments. This Agreement, and all related documents and instruments, constitute valid and binding rights and obligations of Seller, enforceable in accordance with their respective terms and conditions.



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               (d)  The execution, delivery, and performance of this Agreement do not violate or constitute a default under an mortgage, promissory note, or similar instrument for borrowed money to which Seller is a party or by which it is bound.

               (e) Seller has good and marketable title to the Purchased Assets, free and clear of any liens, pledges, encumbrances or claims of third parties.

               (f) Seller is not in default under any agreement relating to the Purchased Assets, which default would have an adverse affect on the Purchased Assets or the Business.

               (g) The inventories of systems, components and parts held for sale or usage by Seller in the Business are of a standard and quality generally saleable, or useable, in such Business. However the parties acknowledge that this transaction dues not constitute a sale of goods under the Uniform Commercial Code and, in any event, ALL WARANTIES, EPXRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS OF PURPOSE, ARE EXPRESSLY EXCLUDED.

               (h) Seller has not been notified in writing by any governmental agency having jurisdiction, nor is Seller otherwise aware, that the Business, as it relates to the Purchased Assets, is not currently in compliance with all applicable rules and regulations including, but not limited to, rules of the U.S. Environmental Protection Agency, the Occupational Safety and Health Administration and the Department of Labor.

               (i) The Business, as it relates to the Purchased Assets, is being operated by Seller in compliance with all applicable laws, rules and regulations, non-compliance with which might be expected adversely to affect the Business or the Purchased Assets.

               (j) There are no actions, suits or legal proceedings pending, or to the best of Seller's knowledge, threatened against or involving the Business, the Purchased Assets, or the transactions contemplated by this Agreement that would have an adverse effect upon the Business or the Purchased Assets nor, to the best of Seller's knowledge, is there any reasonable basis for any such action, suit or proceeding.



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               (k)  To the best of Seller's knowledge, the Business, as
                    presently conducted, insofar as the Purchased Assets are concerned, does not utilize any patent, trademark, copyright, or other Intellectual property right not being conveyed to Purchaser under this Agreement nor does it conflict with, or infringe upon, any patent, trademark, copyright or other intellectual property right, trade secret, or confidential information owned or claimed by another; and there are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened that allege that the Business or the Purchased Assets conflict with, or infringe upon, any patent, trademark, copyright, trade secret, or confidential information owned or claimed by a third party.

               (l) There are no product warranty or product liability claims or actions concerning products sold by Seller in the Business relating to the Purchased Assets currently pending, nor, to the best of Seller's knowledge, threatened that would have an adverse effect on the Purchased Assets or the Business.

               (m) Except as set forth in SCHEDULE 5.1(m), none of the contracts or agreements that constitute Assumed Liabilities or Purchased Assets have outstanding warranty or guarantee obligations by Seller.

               (n) As of the Closing Date, and for the six month period prior thereto, Seller has managed the Purchased Assets and has operated the Business in its usual and ordinary course.

               (o) SCHEDULE 5.1(o) sets forth all purchase orders or contracts for the purchase by Seller from third parties of merchandise, products or services relating to the business which have not been, nor will be, paid for by Seller prior to the Closing Date, and for which Purchaser will be obligated as a condition of the Sale.

               (p) SCHEDULE 5.1(p) sets forth all other material contracts or agreements of the Seller relating to the Business not otherwise set forth in a Schedule to this Agreement including, but not limited to: employment and consulting agreements; distribution and agency agreements; loan or credit agreements or any agreements of guarantee, indemnity or warranty; and agreements related to confidentiality or non-disclosure.

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     5.2 Purchaser's representations. Purchaser represents and warrants to
Purchaser as of the date of this Agreement as follows:

               (a) Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and duly qualified or licensed as a foreign corporation authorized to do business in all jurisdictions in which the failure to be so qualified would have an adverse effect upon the conduct of the Business by Purchaser.

               (b) Purchaser has full corporate power and authority to execute and deliver this Agreement and all related documents and instruments. Purchaser has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and all related documents and instruments.

               (c) This Agreement and all related documents and instruments constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms and conditions.

               (d) Purchaser has all requisite corporate power and authority and all licenses, franchises, permits, consents and authorizations to own and lease its properties and assets and to carry on the Business as presently conducted by Seller.


               (e) The execution, delivery, and performance of this Agreement do not violate or constitute a default under: any mortgage, indenture, promissory note, or like agreement to which Purchaser is a party, or by which it is bound; the Articles or Incorporation or by-laws of Purchaser or its affiliates; any court injunction or decree; any enforceable order of a governmental agency having jurisdiction over Purchaser; any bankruptcy, insolvency, reorganization , or similar action affecting enforcement of creditors rights.

               (f) The Purchaser has not agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission by reason of services alleged to have been rendered for or at the instance of the Purchaser in connection with this Agreement or any transactions contemplated by this Agreement except for fees payable to FPC Financial Corporation in connection with this transaction, for which Seller has no liability. .

               (g) No representation or warranty by the Purchaser in the Purchaser Delivered Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact





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

                    required to be stated therein or necessary to make the statements contained in the Purchaser Delivered Documents not misleading.

ARTICLE 6 COVENANTS

     6.1 Additional Agreements. From time to time after the Closing Date, subject to the terms and conditions in this Agreement, each of the Parties, at its own expense, shall take, or cause to be taken, all actions, do, or cause to be done all things, execute and deliver, or cause to be executed and delivered, all such instruments, documents, and filings of whatever type, and obtain all consents, approvals or authorizations of any governmental or regulatory agency or any other Person under any permit, license, agreement or other agreement as another Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement. The Parties shall cooperate with each other in connection with the foregoing, including using their respective best efforts to fulfill all conditions of this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall take all such necessary action.

     6.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter, terms, conditions or other facts with respect to this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure required by applicable law or any listing or trading agreement concerning its publicly-traded securities in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure and give the other parties an opportunity to comment.

     6.3 Cooperation in Litigation. In the event that, after the Closing, the Seller or the Purchaser shall require the participation of officers and employees employed by each other to aid in the defense or settlement of litigation or claims by third parties, and so long as there exists no conflict of interest between the Parties, Seller and Purchaser shall use their best efforts to make such officers and employees available to participate in such defense; provided, however, that the Party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

     6.4 Transfer of Receipts. Seller and Purchaser agree that, after the Closing Date, they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements, or other property that they may receive on or after the Closing Date which properly belongs to the other Party.

     6.5 Compliance with Bulk Sales Laws. Seller and Purchaser hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.


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     6.6 Updated Information. Seller and Purchaser shall each promptly disclose to each other any information contained in its representations and warranties, or in the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct after the date hereof until Closing.

     6.7 Conduct of Seller Prior to Closing. Seller covenants and agrees that from the date of this Agreement to Closing to conduct the Business only in the ordinary and usual course consistent with past practice; and Seller will not enter into any agreement or make any commitment related to the Business, except in the ordinary course of business and consistent with past practice.

     6.8 Conduct of Purchaser after Closing: Purchaser covenants and agrees to perform all warranty and maintenance work ("Work") required of Seller under the terms of warranties or other obligations as set forth in SCHEDULE 5.1(m) of this Agreement.

ARTICLE 7 INDEMNIFICATION

     7.1 Survival. The representations, warranties, covenants and agreements of the Parties (or any of them) contained in this Agreement, in the Seller Delivered Documents, and in the Purchaser Delivered Documents shall survive for three years following the Closing Date.

     7.2 Seller's Indemnity. Seller shall indemnify, defend, save and hold harmless Purchaser, and all of its successors and assigns, and Purchaser's employees, representatives, officers, directors and agents from and against any and all Indemnified Damages ("Indemnified Damages") arising out of or resulting from:

               (a) any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or in any Seller Delivered Document or in any Schedule or Exhibit, or in any certificate or other document furnished by Seller pursuant to this Agreement or any Seller Delivered Document; or

               (b) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date; or

               (c) any claim or claims made against the Purchaser or its successors or assigns arising out of any Assumed Liabilities, including, but not limited to, those arising out of the Seller's ownership, use, sale or operation of the Acquired Assets, the Seller's conduct of the Business on or before the Effective Date.

     7.3 Purchaser's Indemnity. Purchaser shall indemnify, defend, save and hold harmless Seller, and its successors and assigns, and employees, representatives, officers,




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

directors and agents, as applicable, from and against any and all Indemnified Damages arising out of or resulting from:

               (a) any breach of or inaccuracy in any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Delivered Document or in any Schedule or Exhibit, or in any certificate or other document furnished by Purchaser pursuant to this Agreement or any Purchaser Delivered Document; or

               (b) any breach of any covenant of the Purchaser contained in this Agreement requiring performance after the Closing Date; or

               (c) any claim or claims made against Seller or its successors or assigns arising out of any Assumed Liability, including, but not limited to, those arising out of Purchaser's ownership, use, sale or operation of the Purchased Assets, or Purchaser's conduct of the Business on or after the Effective Date.

     7.4 Claims for Indemnification.

               (a) Whenever any claim for indemnification shall arise under this Article 7, the Party asserting such claim (the "Indemnified Party") shall notify the other Party (the "Indemnifying Party") of the claim stating the amount claimed to be due and payable or an estimate of the claim if contingent or unliquidated, the basis of the claim and the provision or provisions of this Agreement under which such claim is asserted. Any notice under this Section 7.4(a) shall be accompanied by copies of any documents relied on by any claimant and furnished to the Indemnified Party. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall by written notice either (i) concede liability in whole as to the amount claimed in such notice; (ii) deny liability in whole as to such amount; or (iii) concede liability in part and deny liability in part. In the event of any claim for indemnification under this Agreement resulting from or in connection with legal proceedings by a third party, such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising from such proceedings.

               (b) The Indemnified Party shall have the right to control the defense of any such claim. The Indemnifying Party shall have the right to participate, at its expense, in the defense of such claim. The Indemnified Party shall have sole discretion to determine whether to contest, compromise or settle any such claim, subject to the Indemnifying Party's prior approval of such contest, compromise or settlement, which will not be unreasonably withheld. If the


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                    Indemnifying Party does not approve of such settlement
                    within ten (10) days of receipt of notice thereof, it will defend the claim; provided, however, that it must provide assurances to the Indemnified Party of its ability to pay any indemnification claim of the Indemnified Party which could reasonably arise from such claim, such assurances to be in a form and amount reasonably satisfactory to the Indemnified Party. If the Indemnifying Party fails to provide such assurances, the Indemnified Party will be entitled to contest, settle or compromise such claim in its sole discretion. The Indemnifying Party shall cooperate and make available to the Indemnified Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party. Any judgment entered or settlement agreed upon in the manner provided in this
                    Section 7.4(b) shall be binding upon the Indemnifying Party and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to indemnification under this Article 7. If the Indemnified Party does not elect to defend any such claim, then the Indemnifying Party shall be required to defend the same; provided, however, that the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and provided, further, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances.

               (c) The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting from such claim in accordance with the terms of this Section 7.4, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such claim or litigation or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim in a reasonably prudent manner.

     7.5 Limitations on Recovery. Should the Closing occur, rights to indemnification hereunder are subject to the following limitations:

               (a) The obligation of indemnity provided herein constitutes the sole remedy of each Party with respect to any claim arising under this Agreement.

               (b) There shall be no obligation to indemnify for any Indemnified Damages under Section 7.2 except to the extent that any aggregate amount of all Indemnified Damages asserted under Purchaser's Claims exceeds Fifty Thousand Dollars ($50,000) (the "Minimum Threshold Amount") , following which the Purchaser shall be entitled to indemnification with respect to Purchaser's Claims in excess of the Minimum Threshold Amount.

               (c) The maximum aggregate liability of Seller to Purchaser for Indemnified Damages under Purchaser's Claims shall be an amount equal to the Purchase Price.

     7.6 Payment. Payments under this Indemnity provision shall be made within ten (10) calendar days after the date the Indemnified Party makes its claim or, if the Indemnifying Party disputes the claim, within ten (10) calendar days after the date of the arbitrators' final decision as set forth in Article 8. Payment for Indemnified Damages shall be based on amounts paid by the Indemnified Party to third parties for the indemnified claim, including reasonable costs of legal representation and other reasonable out of pocket expenses.

ARTICLE 8 ARBITRATION

     8.1 Dispute resolution: In the event of any dispute between Purchaser and Seller with respect to the matters set forth in this Agreement, the Parties shall first use their reasonable efforts to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute shall be settled by arbitration as provided herein, or as otherwise mutually agreed to by the Parties, which shall be the sole and exclusive procedure for the resolution of any such dispute, except as set forth in the last sentence hereof. Within ten
(10) calendar days after receipt of written notice from one Party that it is submitting the matter to arbitration, each Party shall designate in writing one arbitrator to resolve the dispute who shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, with the third arbitrator to be selected in accordance with the procedure established by the American Arbitration Association (the "AAA"). The arbitrators so designated shall each be a lawyer experienced in commercial and business affairs who is not an employee, consultant, officer or director of any party or any affiliate of any party and who has not received any compensation, directly or indirectly, from any party or any affiliate of any party during the two (2) year period preceding the Closing Date. The arbitration shall be governed by the rules of the AAA. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings. The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties. Each Party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees of the third arbitrator shall be paid 50% by Purchaser and 50% by Seller. Any arbitration pursuant to this Article shall be conducted in the State of New Jersey. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Michigan for purposes of the enforcement of any arbitration award.

     8.2 Injunctive relief: The procedures set forth in this Article shall be the sole and exclusive procedures for the resolution of disputes arising under this Agreement, provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

ARTICLE 9 MISCELLANEOUS PROVISIONS:

     9.1 Complete Agreement. This Agreement, including the Schedules and Exhibits and the documents referred to in this Agreement, shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall supersede all previous and contemporaneous negotiations, agreements and commitments, whether oral or in writing, with respect to such subject matter. All discussions and negotiations by Purchaser, or any person on behalf of Purchaser, with any person pertaining to the subject matter of this Agreement, shall not be deemed to be on behalf of any such person in his individual capacity, but rather shall be deemed to be solely on behalf of Purchaser.

     9.2 No Waiver. No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice of the Parties at variance with the terms of this Agreement shall constitute a waiver of any Party's right to demand exact compliance with the terms of this Agreement.

     9.3 Discharge, Amendment. This Agreement may not be released, discharged, abandoned, amended, or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties by their duly authorized representatives.

     9.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) if physically delivered, (b) if telephonically transmitted by telecopier or other similar means, with subsequent oral confirmation, (c) five (5) days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, or (d) one (1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

     IF TO SELLER: Alfred A. Pease, President and CEO, Perceptron. Inc. 47827 Halyard Drive, Plymouth, MI 48170-2461.

     IF TO PURCHASER: Richard Zaremba, Chief Financial Officer, MISONIX, INC. 1938 New Highway, Farmingdale, NY 11735.

     9.5 Expenses. The Parties shall pay their own expenses incident to the preparation of this Agreement and the consummation of the transactions contemplated therein.

     9.6 Governing Law. The interpretation and construction of this Agreement, the obligations of the Parties, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without regard to the conflict or choice of laws principles of that state which might otherwise be applicable

     9.7 Assignment. The rights and obligations provided by this Agreement shall not be assignable by any Party without the prior written consent of the other Party, except that Purchaser shall be entitled to assign any of its rights and obligations under this Agreement to any of its affiliates (as defined in Rule 12b-2 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended); provided, however, that Purchaser shall retain liability for all of its obligations hereunder.

     9.8 Counterparts and Signature. This Agreement may be executed in any number of counterparts, each of which shall be treated as an original but all of which, collectively, shall constitute a single instrument. This Agreement shall be binding on any Party hereto once signed by such Party and a signature by facsimile, with an original hard copy to follow, shall be deemed to be due execution.

     9.9 No Third Party Beneficiaries. The Parties shall have the sole right to enforce the performance of the provisions of this Agreement and the sole right to receive any and all amounts payable by the Parties pursuant to this Agreement, and no other person or entity shall be entitled to, or shall have any claim, right, title or interest to or in any such amounts by virtue of this Agreement. This Agreement is personal to the Parties, and is not intended for the benefit of, and is not intended to be relied upon by, any other person or entity and no such person or entity (or any other person or entity acting on its behalf) shall be entitled to the benefit of or to enforce this Agreement.

     9.10 Construction and Interpretation.

          (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          (b) Each definition in this Agreement includes the singular and the plural, and references to the neuter gender include the masculine and feminine where appropriate.

          (c) Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

     9.11 Partial Invalidity. Insofar as possible, each provision of this Agreement shall be interpreted so as to render it valid and enforceable under applicable law and severable from the remainder of this Agreement. A finding that any provision is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision or the validity or enforceability of such provision under the laws of any other jurisdiction.

     9.12 Headings. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

     The Parties have executed this Asset Purchase Agreement as of the date first above written.

                          PERCEPTRON, INC.

                          By:    /s/ John Garber
                                 ---------------------------------
                          Name:  John Garber
                          Title: VP-CFO

                          ACOUSTIC MARKET RESEARCH, INC.
                          d/b/a/SONORA MEDICAL SYSTEMS, INC.

                          By:    /s/ G. Wayne Moore
                                 ---------------------------------
                          Name:  G. Wayne Moore
                          Title: President--CEO

                                SCHEDULE 1.1(a)

               MACHINERY, EQUIPMENT, FIXTURES, TOOLS, COMPUTERS,
                     AND OTHER TANGIBLE PERSONAL PROPERTY

(1) Complete 3-axis scanning system, including water tank (45x45x45 cm), stepper motor controller (GPIB interface), precision slide rail and lead screws, support cart, water valving.

(2) Measurement control computer, including GPIB interface, custom measurement software (described in separate Schedule)

(3) Tektronics 2440 oscilloscope (200(mu)V resolution, 8 bit, 500 MHz sampling, GPIB)

(4) Hydrophone calibration tank setup, including water tank (125x65x60 cm), manual lead screw positioners for hydrophone and source, stepper motor controlled rotational mount for hydrophone directivity testing, control computer with calibration software.

(5)  HP 3585A Spectrum Analyzer (0-40MHz swept)

(6) ENI Model 350L power amplifier (50dB, frequency range from 250kHz to 105MHz)

(7)  HP 8116A Function Generator (burst signal generation up to 50MHz)

(8)  Power Meter, Model UPM-DT-1 (used for total power measurement)

(9)  Tri power DC supply, (Model E1A-416, Output 0-20V)

(10) Dual power DC supply, (HP 6253A, Output 0-20V)

(11) High voltage DC power supply (Trek, Model 610C, 0-10kV), for poling hydrophones

(12) Wavetek Function Generator, (Model 182A)

(13) Panametrics Pulser/Receiver, Model 5050PR

(14) Bilaminar Hydrophones:

         Bilaminar Membrane type S/N 804-043, 1-20MHz, NPL calibration on
         8/27/93

         Bilaminar Membrane type S/N 804-210, 1-20MHz, NPL calibration on 1/8/99

         Bilaminar Membrane type S/N 805-247, 1-50MHz, NPL calibration on 11/22/99

         (There are several additional hydrophones used for practice)

(15) Needle type hydrophones:

          Precision Acoustics, 0.2mm diameter

          Force Institute, 0.6mm, 1.0 mm diameters

          (There are several additional hydrophones used for practice)

(16) Shock wave hydrophone system: Sonic Industries Model 1000

(17) Microscope, (Bausch & Lomb, StereoZoom 4)

(18) Electric Oven (Blue M, 5 cu ft., Temp. Range: 38(degree)C - 260(degree)C)


(19) Degassing equipment (Make: MV products, Chamber size: 5 cu ft.; Vacuum:
        0.5mbar)

(20) Personal computer for new measurement setup (Midwest Micro, 233MHz, 32MB
        RAM), including GPIB interface, LabView software development suite

(21) Personal computer for report writing (Midwest Micro, 233MHz, 32MB RAM)

(22) HP 7470A and HP 7475A plotters

(23) Laser Printer, (BLP Elite 600)

(24) Small vacuum pump (Bunn, Model 400-005)

(25) Epoxy dispensing system (EFD, Model 800V)

(26) Weighing Scale (Fisher Scientific)

(27) Cahn microbalance (Model RM2)

(28) Doppler Phantom (BBS Medical Electronic AB)

(29) Calibration/test sources:

       NIST Reference Calibration Source SRM 1885, with matching network Seven single element ultrasound transducers

(30) Miscellaneous fixturing for transducer positioning, including catheter probes, surgical ultrasonic scalpels and phacoemulsifiers.

(31) Hydrophone manufacturing equipment, including sputtering masks, alignment fixtures, pressing fixture (to make ultra-thin PVDF bonds), pressure gauging system, etc.

(32) Research spark-type lithotripsy system, operable up to 30kV, with scanning tank. Uses Dornier-style shock plugs

(33) Two water tanks with manual positioning systems of different positional capability and accuracy, including a calibration tank specifically designed for but never purchased by Hearing Innovations.

(34) Two filing cabinets containing records for prior measurement work.

(35) One storage cabinet for hydrophone storage

(36) Two plastic racks for equipment storage

(37) All hydrophone inventory, including work in process, raw film stock, housings, connectors, containers and miscellaneous components.

                                SCHEDULE 1.1(b)

                  ACCOUNTS, NOTES RECEIVABLE AND AMOUNTS OWING
                    FOR WORK IN PROCESS AS OF CLOSING DATE

No work in process at time of closing

                                SCHEDULE 1.1(c)

                  PATENTS, TRADEMARKS, TRADE NAMES, COPYRIGHTS
                    AND OTHER INTELLECTUAL PROPERTY RIGHTS

(1) Assignment of U.S. patent "Shock Wave Hydrophone with Self-Monitoring Feature, # 5,072,426"

(2) Copyright for Software and report formats used for FDA 510(K) testing and submissions.

(3)  All of Seller's right, title and interest in the name "Sonic
       Technologies".

                                SCHEDULE 1.1(d)

                   COMPUTER SOFTWARE, PROGRAMS AND DATA BASES

(1) Proprietary measurement software for FDA 510(k) testing of ultrasound probes. Software has previously been sold to both the FDA and other ultrasound manufacturers for in-house testing. Provides axial scanning for peak location, automatic beam search capabilities, cross-axis beam scanning, raster beam scanning, pressure wave analysis for all regulated acoustic properties. Also provides data in IEC format as required.

(2) Proprietary report format for FDA reporting, developed in cooperation with the FDA (by the 510(k) submission process) for diagnostic ultrasound applications. In addition, measurements have been performed in support of the following national and international standards:

     o U.S. Food and Drug Administrations (FDA) "510(k) Guide for Measuring and Reporting the Acoustic Output of Diagnostic Ultrasound Medical Devices"

     o AIUM/NEMA UD-2 "Acoustic Output Measurement Standard for Diagnostic Ultrasound Equipment"

     o AIUM/NEMA UD-3 "Standard for Real-Time Display of Thermal and Mechanical Acoustic Output Indices on Diagnostic Ultrasound Equipment" (FDA Track III)

     o International Electrotechical Commission (IEC) IEC-1157 "Requirements for the Declaration of the Acoustic Output of Medical Diagnostic Ultrasonic Equipment"

     o International Electrotechical Commission IEC-61847 "Ultrasonics - Surgical Systems - Measurement and Declaration of the Basic Output Characteristics"

     o International Electrotechical Commission IEC-60601-2-5 "Medical Electrical Equipment - Part 2-5: Particular Requirements for the Safety of Ultrasonic Physiotherapy Equipment"

     o International Electrotechical Commission IEC-61846 "Ultrasonics - Pressure Pulse Lithotripters - Characteristics of Fields"

     o CENELEC European Standard EN 45502-1 "Active Implantable Medical Devices - Part 1: General Requirements for Safety, Marking and Information to be Supplied by the Manufacturer"

(3) Copies of previously completed reports; customer files, including data files, hardcopy records, and correspondences; lead files; Standards history files (as available); all pertinent written materials.

                                SCHEDULE 1.1(e)

               EXECUTORY CONTRACTS AND OTHER OPEN PURCHASE ORDERS

(1) Open purchase orders from the following companies, including P.O. number, order date, type of job, and P.O. Amount:

                COMPANY                        P.O. #            DATE             TYPE                AMOUNT
               ---------                      --------          ------           ------              ---------
            Neurosoft, Inc.                     2185            3/23/2000         Lab               8,000.00
               Sonovision                       1800            7/19/2000         Lab              17,820.00
     Csiro Telecomm. & Ind Physics              1470            8/14/2000      Hydrophone           7,900.00
           Eastek Corporation                  1221002          8/24/2000      Hydrophone           5,900.00
        Pennsylvania State Univ.               905654           8/31/2000      Hydrophone           4,950.00
              PharmaSonics                     PO2332            9/8/2000      Hydrophone           7,900.00

                                SCHEDULE 1.1(i)

      ASSIGNABLE PERMITS, LICENSES, APPROVALS, CERTIFICATIONS AND LISTINGS

None

                                SCHEDULE 1.1(j)

      CURRENTLY EFFECTIVE LEASES OF EQUIPMENT AND OTHER PERSONAL PROPERTY

None

                                  SCHEDULE 1.2

                                EXCLUDED ASSETS

(1) All desks, desk units, chairs, tables, room dividers, partitions, cabinets, filing cabinets, work benches, laboratory benches, and other general office equipment, collocated in the laboratory/measurement/ production areas with the included assets.

(2) All accounts receivable relating to purchase orders completed prior to the Closing. The list below provides a current listing of items, giving customer, Invoice Number, and amount.

                     CUSTOMER                             INVOICE                         AMOUNT
                     --------                             -------                         ------
            Cheju National University                   099148                            132.00
              Lindquist Corporation                     098828                           1650.00
                 Medison America                        098822                           6600.00
              Medizintechnik Basler                     099137                           8000.00
            Sonora Medical Systems                      000439                          14025.00
                    Neurosoft                          00431-3                           5000.00
                    Neurosoft                          00431-4                           5000.00
                 U-Systems, Inc.                        00434                           5,900.00
               Generex Corporation                      00435                           6,100.00


                                  SCHEDULE 3.1

                               ASSUMED LIABILITIES

The following is a list of liabilities for items or services ordered and not yet received (to be delivered to Purchaser); ordered, received and not yet paid.

Open Purchase orders:

                COMPANY                           P.O. #                   AMOUNT             DATE ORDERED
               ---------                         --------                 --------           --------------
        Measurement Specialties                    1029                      3940.00            8/10/00

Items/Services received but not yet paid:

                COMPANY                           P.O. #                   AMOUNT            DATE RECEIVED
               ---------                         --------                 --------          ---------------
        Rudolph Brothers & Co.                     1026                       214.88            8/29/00
           Chesney Precision                       1028                     1,168.00            9/19/00
           Sonic Consulting                        1045                      1200.00            9/29/00

                                SCHEDULE 5.1 (m)

      WARRANTY OR GUARANTEE OBLIGATIONS FOR WHICH PURCHASER IS RESPONSIBLE

Although Purchaser assumes no obligation to customers for Warranty support for sales by Seller prior to the Closing, the Parties acknowledge that after the sale, Seller will no longer have the capability of performing warranty or other services on these systems. Consequently, Purchaser agrees, as a condition of the Sale, to perform all required warranty work on the systems listed in the Table below, which systems represent all of those on which there remain Warranty obligations by Seller related to the Business. These obligations terminate one year after the Date of Sale as listed on the Table. All requests for warranty repair ("Work") shall be referred to the Purchaser for disposition, and the Purchaser will invoice Seller for the costs reasonably incurred in performing this Work. For this purpose "costs" consist of material costs, and labor and labor related expenses, but not G&A expenses or profit. All warranty repair estimates that exceed five hundred dollars ($500) shall be referred to Seller's representative for approval before the Work commences. Payment for completing the Work shall be made within thirty (30) days of invoicing.

   CUSTOMER                                   PO. NO.               DATE
   Generex Corporation                        GSI-9610             10/12/1999
   U.S. Naval Academy                          80399               10/12/1999
   Boston University                          CR157393             10/12/1999
   Applied Physics Laboratory, UW              933205              11/30/1999
   Physikalisch-Technische Bundesanstalt                           12/21/1999
   University of CA, San Diego              10168639-001            1/31/2000
   University of Washington                   P144900               2/16/2000
   University of Michigan                    3000124472             3/13/2000
   Kagoshima University                       1112000               5/30/2000
   U-Systems, Inc.                             200144               9/29/2000
   Generex Corporation                        GSI-9614              9/29/2000

                                SCHEDULE 5.1(o)

         PURCHASE ORDERS AND CONTRACTS FOR WHICH PURCHASER IS OBLIGATED

See Schedule 1.1 (e).

                                SCHEDULE 5.1(p)

           MISCELLANEOUS CONTRACTS FOR WHICH PURCHASER IS OBLIGATED

None

                                    EXHIBIT A

                         ALLOCATION OF PURCHASED ASSETS

The Purchased assets shall be allocated to the Purchase Price as Follows:

(a) The sum of $20,000 for the tangible assets set forth in SCHEDULE 1.1(a).

(b) The sum of $250,000 for all other Purchased Assets conveyed by this Agreement.

                                   EXHIBIT B

                             CERTIFICATE OF SELLER

I, _____________________________, ___________________ of Perceptron, Inc., a
Michigan corporation, do hereby certify that Perceptron, Inc. has taken all corporate action necessary to approve the transactions contemplated by the Asset Purchase Agreement between Perceptron, Inc. and Sonora Medical Systems, Inc. dated September 30, 2000.

(Name)    ________________________________

 (Title)  ________________________________

                                   EXHIBIT C

                            CERTIFICATE OF PURCHASER

                                   EXHIBIT D

                              GENERAL BILL OF SALE
                                WITH RESPECT TO
                               CERTAIN ASSETS OF
                               PERCEPTRON, INC.

     This is a General Bill of Sale, Conveyance, Assignment and Transfer of Assets ("Instrument") made, executed and delivered by Perceptron, Inc, a Michigan corporation ("Seller"), in favor of Acoustic Market Research, Inc. d/b/a Sonora Medical Systems, Inc., a Colorado corporation, ("Purchaser") with respect to the conveyance by Seller to Purchaser pursuant to that certain Asset Purchase Agreement between Buyer and Seller, dated September 30, 2000, ("Agreement") of certain assets of Seller, and by which Seller and Purchaser, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, hereby agree as follows:

     1. Seller does hereby sell, convey, assign and transfer unto Purchaser all right, title and interest, legal and equitable, of Seller in and to all the assets and properties of Seller defined and listed on Schedules 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(e), 1.1(i), and 1.1(j)
          of the Agreement as Purchased Assets, attached hereto and made a part hereof ("Purchased Assets") to have and to hold each and all the Purchased Assets for its own use and behalf in perpetuity.

     2. Seller hereby warrants, covenants and agrees that it has good and marketable title to the Purchased Assets, and, except as provided in the Agreement, free and clear of any and all Liens whatsoever. EXCEPT AS TO SELLER'S TITLE AND EXCEPT AS SET FORTH IN THE AGREEMENT, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRAN TIES OF ANYH KIND, EXPRESS OR IMPLIED, WITH RESPET TO THE CONDITION OF THE PURCHASED ASSETS, AND ALL WARRANTIES, EXPRESS OR I MPLIED, OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTRICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

     3. Seller hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful agent and attorney-in-fact of Seller, in the name and stead of Seller, but on behalf of and for the benefit of Purchaser, its successors and assigns, to demand and receive from time to time any and all of the Purchased Assets and to give receipts and releases for or with respect to the same, and from time to time to institute and prosecute in the name of Seller, or otherwise, but on behalf of and for the benefit of Purchaser, its successors or assigns, any and all proceedings at law or equity, which Purchaser may deem proper, to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets and to defend or compromise any or all actions, suits or proceedings with respect to any of the Purchased Assets and to do all such acts in relation thereto as Purchaser shall deem necessary or desirable

     4. Seller hereby declares that the appointment made and the powers granted in this instrument are coupled with an interest and are nor, and shall not be, revocable by Seller in any manner or for any reason whatsoever.

     5.   This Instrument is effective as of 12:01 a.m. EST on October 1, 2000.

     6. Article 2, Purchase Price, of the Agreement is hereby incorporated into this Instrument and made a part thereof.

     DULY EXECUTED and delivered by the parties to this instrument, under seal, on October 2, 2000.

       Seller:  _______________________

              Signed, sealed and delivered
              Before the undersigned on

              October 2, 2000

       Purchaser: _____________________

              Signed, sealed and delivered
              Before the undersigned on

              October 2, 2000

       NOTARY

                                   EXHIBIT E

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

       THIS ASSUMPTION AND ASSIGNMENT AGREEMENT is made and entered into this first day of October, 2000, by and between Perceptron, Inc, a Michigan corporation ("Seller") and Acoustic Market Research, Inc. d/b/a Sonora Medical Systems, Inc., a Colorado corporation, ("Purchaser")

                                   WITNESSETH

       WHEREAS, in accordance with the terms of the Asset Purchase Agreement, dated September 29, 2000, between Seller and Purchaser, ("Agreement"), Seller is selling and assigning to Purchaser, and Purchaser is purchasing, accepting assignment and assuming from Seller, Seller's right, title, interest and obligations in, to and under certain contracts and other agreements of Seller, which have been expressly assumed by Buyer under the Agreement ("Contracts"); and

       WHEREAS, Seller and Purchaser desire to effect the transfer and assignment to Purchaser of Seller's right, title and interest in, to and under the Contracts and to evidence the assumption by Purchaser of all obligations and duties thereunder,

       NOW, THEREFOR, in consideration of the premises and payment of the purchase price provided for in the Agreement, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

          1. Seller hereby assigns and transfers to Buyer, its successors and assigns, forever, without reservation, all of Seller's right, title and interest in, to and under the Contracts, and delegates to Purchaser all of its duties and responsibilities under the Contracts performable after the date hereof.

          2. Purchaser hereby accepts the foregoing assignment and acknowledges and agrees to be bound by the provisions contained in the Contracts, and by such acceptance of such assignment, Purchaser hereby assumes and agrees that it will promptly keep and perform each of Seller's obligations under the Contracts which are to be kept and performed after the date hereof to the same extent as if Purchaser had been an original party thereto.

          3. This Assignment and Assumption Agreement has been executed and delivered pursuant to the Agreement but shall not be seemed to modify or supersede the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment and Assumption Agreement to be executed in counterparts on the date first above written.

PERCEPTRON, INC.                        ACPOUSTIC MARKET RESEARCH, INC.
                                        d/b/a SONORA MEDICAL SYSTEMS, INC.


By: __________________________          By: _____________________________

Its: __________________________         Its: _____________________________

                                  EXHIBIT F.1

                          SELLER'S OPINION OF COUNSEL
                            ASSET PURCHASE AGREEMENT

                               September 30, 2000

I am a legal representative of Perceptron, Inc., the Seller in this transaction and have acted as counsel to the Company in connection with the proposed sale of certain assets to Acoustic Market Research, Inc. d/b/a Sonora Medical Systems, Inc. ("Purchaser") pursuant to an Asset Purchase Agreement ("Agreement"), dated September 30, 2000. For the purposes of this opinion, I have reviewed all certificates, agreements, instruments and documents as I deemed necessary in rendering the opinions expressed herein. Except as otherwise provided herein, terms defined in the Agreement shall have their respective defined meanings when used herein.

In making such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to authentic documents of all documents submitted as certified, conformed and photostatic copies. As to questions of facts material to such opinions, I have, when relevant facts were not independently established by me, relied upon statements made in the documents, records and certificates referred to above.

Based upon the foregoing and subject to the exceptions, qualifications and limitations herein set forth, I am of the opinion that.

1. Perceptron, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly qualified or licensed as a foreign corporation authorized to do business in all states in which it is required to be so qualified in order to conduct the Business; except for those qualifications or licenses, the failure of which to obtain would not have a material adverse effect on the financial position of Purchaser.

2. Perceptron, Inc. has full corporate power and authority to execute and deliver the Agreement and all documents and instruments referred to therein and to carry out the terms and conditions thereof. Perceptron has taken all corporate action necessary, if any, to authorize the execution, delivery and performance of the Agreement and all related documents and instruments. The Agreement, the instruments of transfer, assignment and conveyance contemplated by the Agreement to be delivered by Perceptron in connection therewith, and each document delivered by Perceptron in connection therewith, constitute a valid and binding obligation of Perceptron. Inc. enforceable in accordance with their respective terms and conditions.

3. The execution, delivery and performance of the Agreement, and the performance of the acts contemplated to be performed by it under the Agreement, do not violate or constitute a default under any mortgage, loan, promissory note, or similar agreement to which Perceptron is a party, or by which it is bound, the Company's charter or by-laws, any court injunction or decree or any valid and enforceable order of a governmental agency having jurisdiction over the Company.

In rendering such opinion, I have limited my opinion to the application of United States Federal, and applicable State laws and have not verified the effect of the laws of any other jurisdiction on the subject hereof. This opinion may not be relied upon by any other parties without my express written consent.

Very truly yours




William D. Adams, Esq.

                                   EXHIBIT F.2

                         PURCHASER'S OPINION OF COUNSEL
                            ASSET PURCHASE AGREEMENT

                               September 30, 2000

                                    EXHIBIT G

                         GOVERNMENT/REGULATORY APPROVALS

None

                                   EXHIBIT H

                              THIRD PARTY CONSENTS

None.